EXHIBIT 10.39

EMPLOYMENT AGREEMENT
(AMENDED AND RESTATED)

THIS AGREEMENT made as of the 15th day of February, 2022, by and between C&F MORTGAGE CORPORATION (C&F), Virginia Corporation and MARK FOX (Fox):

RECITAL

This Agreement originally entered into as of December 19, 2006, and as amended and restated as of January 1, 2013, is now being amended and restated to reflect changes in annual salary, the confidentiality covenant and the clawback provisions.

WITNESSETH:

That for and in consideration of the mutual covenants contained herein, the parties hereto do agree as follows:

1.Scope of Services; Exclusivity. C&F hereby employs Fox and Fox hereby agrees to accept employment and serve as Executive Vice President and Chief Operating Officer of C&F Mortgage Corporation. Fox agrees to perform the duties normally associated with such positions, as well as such other legally permissible and proper duties and functions as the Board of Directors of C&F shall from time to time assign to him.

During the period of his employment with C&F, Fox will devote his exclusive efforts toward the establishment and operation of C&F. He will not engage in any activities which would conflict with the present or future enterprises of C&F and will use his best efforts to promote the present and future welfare of C&F in all his business and social dealings.

2.Compensation; Bonus. Fox shall be paid monthly salary payments, based on an annual salary of no less than $150,000.

In addition, C&F will pay to Fox a bonus equal to a percentage of the ____ (calculated according to Generally Accepted Accounting Principles) (____) realized by C&F, according to the following schedule:

%

The bonus will be computed at the end of each month and will be paid prior to the end of the next month, except as limited by the next sentences. The bonus computation will be based upon 80% of the annualized year-to-date results and will be adjusted at year-end based upon final results in order that the total bonus will be equal to the appropriate percentage of year end ____. Any amount due based on the adjustment after the end of any calendar year will be paid no later than 60 days after the end of such calendar year.

3.Term of Agreement; Termination. The term of this Agreement shall be 3 years at all times, unless and until notice is given pursuant to the following sentence or until terminated as otherwise allowed herein. Either party may give notice to the other party, at any time and for any reason, that the party giving notice intends to terminate this Agreement 3 years from the date that the notice is received. Three years from the date of such notice, this Agreement shall be terminated and neither party hereto shall have any further obligation or liability hereunder. Fox may terminate this Agreement immediately upon the happening of an event of “Covered Termination” as defined in that “Second Amended and Restated Change in Control Agreement” between Fox and C&F Financial

Corporation attached hereto and labeled “Schedule A” (the “Change in Control Agreement”). Any termination of this Agreement shall also terminate the Change in Control Agreement with the exception of a termination of this Agreement by Fox as allowed by the preceding sentence.
4.Further Termination of Agreement.
A.Anything to the contrary in this Agreement notwithstanding, either party may terminate this Agreement, with no further obligation of any nature to the other party, except that C&F may elect to purchase a non-solicitation commitment under paragraph 4.C., upon the happening of either of the following events: (i) if there shall be ____ in which C&F experiences _____ during any period of _______; or (ii) if C&F experiences ____ during any ______ exceeding the sum of ____.
B.Except as otherwise provided in this Agreement, C&F shall have the right, at any time and at its sole option, to buy out Fox’s interest in this Agreement and terminate his employment, thereafter having no further obligation to Fox except as may be set out in this Agreement, based upon the following chart:

For purposes of this paragraph, ____ (as defined in Section 2) shall be calculated for the 12 months immediately preceding the buyout. Such buyout payments shall be paid in a lump sum within 30 days of Fox’s termination of employment.

C.Should Fox’s employment terminate (either voluntarily by him or involuntarily by C&F) and this Agreement be terminated for any reason other than Fox’s death or termination of this Agreement in accordance with the second sentence in paragraph 3, C&F shall have the right, in its sole discretion, to purchase a non-solicitation commitment from Fox, on a month-to-month basis for up to _____ following termination of employment, based upon the following monthly purchase price: (i) if Fox voluntarily terminates his employment, a monthly amount equal to _______; or (ii) if C&F terminates Fox’s employment, a monthly amount equal to _____. Under the non-solicitation commitment, Fox shall be prohibited from, directly or indirectly, communicating with, soliciting or hiring any employee of C&F.
D.This Agreement shall terminate upon the death or disability of Fox, whereupon C&F shall have no obligation to Fox, his heirs or personal representatives except as may be set out in this Agreement.
E.This Agreement shall terminate upon the failure of either party to fulfill its obligations undertaken herein. Thereafter, the aggrieved party shall be free to pursue any remedies it may have at law and in equity against the breaching party.
F.Fox acknowledges that the non-solicitation provisions set forth in paragraph 4.C. are just, reasonable, and necessary to protect the legitimate business interests of C&F. Fox further acknowledges that if he breaches or threatens to breach the applicable non-solicitation provisions, C&F’s remedies at law will be inadequate, and C&F will be irreparably harmed. Accordingly, C&F shall be entitled to an injunction, both preliminary and permanent, restraining Fox from such breach or threatened breach, such injunctive relief not to preclude C&F from pursuing all available legal and equitable remedies. In addition to all other available remedies, if Fox violates the non-solicitation provisions in paragraph 4.C., Fox shall pay all reasonable costs and reasonable attorneys’ fees incurred by C&F in enforcing the provisions of paragraph 4.C.

5.Benefits. C&F shall provide Fox, during the time of his employment by C&F, benefits commensurate with benefits furnished to other employees of C&F. Such benefits are anticipated to include: major medical/hospitalization insurance; dental insurance; long-term disability insurance; and life insurance.
6.Vacations; Sick Leave. Fox shall accrue vacation leave at the rate of 20 days per year and shall accrue sick leave at the rate of 12 days per year.
7.Confidentiality. All information, whether printed, written or oral, acquired by Fox from or in connection with his employment by C&F shall be held in confidence by Fox and shall be considered proprietary in nature. All such information shall be used for business purposes only. Upon termination of his employment, Fox shall immediately return all such information to C&F, keeping no copies. Nothing in this Agreement restricts or prohibits Fox or Fox’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Fox does not need the prior authorization of C&F to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Fox is not required to notify C&F that Fox has engaged in such communications with the Regulators. Fox recognizes and agrees that, in connection with any such activity outlined above, Fox must inform the Regulators that the information Fox is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

•Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8.Disqualification from Performance of Duties. Should Fox be disqualified from the performance of his duties under this Agreement, or otherwise be rendered unable to perform such duties, by Federal, state or local statutes, laws, rules, regulations, or ordinances, this Agreement shall at once be terminated and C&F shall have no obligation to Fox hereunder except as may be set out in this Agreement.
9.General Provisions.
A.This Agreement and Schedule A constitute the entire agreement between the parties. This Agreement supersedes and replaces all previous agreements between the parties addressing the subject matter.
B.This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties.

C.If any provision or any portion thereof contained in this Agreement is held to be unconstitutional, invalid or unenforceable, the remainder of this Agreement or portion thereof shall be deemed severable, and shall not be affected and shall remain in full force and effect; waiver of any provision of this Agreement shall be in writing and shall not be deemed to be a waiver of any default thereafter occurring.
D.In the event of a dispute regarding the interpretation, application or enforcement of this Agreement, the parties agree that the jurisdiction for a resolution of such dispute shall be the appropriate court of law in King William County, Virginia.
E.Code Section 409A Provisions.
(1)The intent of the parties is that payments and benefits under this Agreement comply with, or comply with an exemption from the application of, Internal Revenue Code Section 409A, as amended from time to time and applicable guidance issued thereunder (“Code Section 409A”) and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(2)Neither Fox nor C&F shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A (including any transition or grandfather rules thereunder) to the extent Code Section 409A applies to such payment or benefit.
(3)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. If Fox is deemed on the date of separation from service with C&F to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by C&F from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six- month period measured from the date of Fox’s separation from service or (ii) the date of Fox’s death. On the first day of the seventh month following the date of Fox’s separation from service or, if earlier, on the date of Fox’s death, all payments delayed pursuant to this Section 9.E(3) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Fox in a lump sum (without interest), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(4)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in- kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with C&F’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.
(5)If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
(6)When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of C&F.

(7)Notwithstanding any of the provisions of this Agreement, C&F shall not be liable to Fox if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
10.Clawback. Fox agrees that any incentive-based compensation or award he receives, or has received, from C&F or any subsidiary or affiliate, pursuant to this Agreement or otherwise, is subject to the terms of C&F Financial Corporation’s recoupment, clawback or similar policy as such may be in effect from time to time, or any similar policy of any subsidiary or affiliate of C&F Financial Corporation, as well as any similar provision of applicable law, Securities and Exchange Commission rule or regulation or stock exchange requirement, which could in certain circumstances require repayment or forfeiture of such compensation or award (including any value received from a disposition of stock acquired upon payment of any equity award).

WITNESS the following signatures and seals as of the day, month and year first above written.

C&F Mortgage Corporation

Date: 2/15/2022	By: /s/ Larry G. Dillon Chairman, Board of Directors

Date: 2/15/2022	/s/ Mark Fox Mark Fox

Schedule A

[Second Amended and Restated Change in Control Agreement dated February 15, 2022 by and between C&F Financial Corporation, C&F Mortgage Corporation and Mark Fox]